Exhibit 10.1

AMENDMENT TO THE

PBG PENSION EQUALIZATION PLAN (PEP)

Effective as of April 6, 1999 (the “Pre-409A Plan”)

The PBG Pension Equalization Plan, effective as of April 6, 1999 (“Plan”), was previously amended effective February 26, 2010 to, among other things, transfer sponsorship of the Plan to PepsiCo, Inc. (“Company”) in connection with the merger of The Pepsi Bottling Group, Inc., with and into Pepsi-Cola Metropolitan Bottling Company, Inc., a wholly-owned subsidiary of the Company.

The Company now wishes to amend the Plan further to add a statute of limitations provision and to require that all claims-related litigation may only be brought in the United States District Court for the Southern District of New York.

NOW, THEREFORE, effective as of January 1, 2011, the Plan is amended as follows:

1.    A new section 7.5 is added, to read in its entirety as follows:

“7.5    Limitations on Actions: Effective for claims and actions filed on or after January 1, 2011, any claim filed under Article VII and any action filed in state or federal court by or on behalf of a former or current Employee, Participant, beneficiary or any other individual, person or entity (collectively, a “Petitioner”) for the alleged wrongful denial of Plan benefits or for the alleged interference with or violation of ERISA-protected rights must be brought within two years of the date the Petitioner’s cause of action first accrues. For purposes of this subsection, a cause of action with respect to a Petitioner’s benefits under the Plan shall be deemed to accrue not later than the earliest of (i) when the Petitioner has received the calculation of the benefits that are the subject of the claim or legal action (ii) the date identified to the Petitioner by the Plan Administrator on which payments shall commence, or (iii) when the Petitioner has actual or constructive knowledge of the facts that are the basis of his claim. For purposes of this subsection, a cause of action with respect to the alleged interference with ERISA-protected rights shall be deemed to accrue when the claimant has actual or constructive knowledge of the acts that are alleged to interfere with ERISA- protected rights. Failure to bring any such claim or cause of action within this two-year time frame shall preclude a Petitioner, or any representative of the Petitioner, from filing the claim or cause of action. Correspondence or other communications following the mandatory appeals process described in Section 7.3 shall have no effect on this two-year time frame.”

2.    A new Section 7.6 is added, to read in its entirety as follows:

“7.6    Restriction on Venue: Any claim or action filed in court or any other tribunal in connection with the Plan by or on behalf of a Petitioner (as defined in Section 7.5 above) shall only be brought or filed in the United States District Court for the Southern District of New York, effective for claims or actions filed on or after January 1, 2011 .”

IN WITNESS WHEREOF, PepsiCo, Inc. hereby adopts the foregoing Amendment this 22nd day of July, 2011.

PEPSICO, INC.

By:	/S/ CYNTHIA M. TRUDELL
Name:	Cynthia M. Trudell Executive Vice President, Human Resources Chief Personnel Officer

APPROVED:

By:	/S/ STACY L. DEWALT
Stacy L. DeWalt Employee Benefits Counsel Law Department